Exhibit 10.13

December 4, 2003

ROSENTHAL & ROSENTHAL, INC.
1370 BROADWAY
NEW YORK, NY 10018

In consideration of and in order to induce you to extend credit and other financial accommodations to the undersigned, the undersigned hereby grants to you a security interest in, a right of set-off with respect to, and pledges and delivers to you, the sum of $200,000 (the "Subject Collateral"), as security for the undersigned's Obligations to you, under and as defined in the Financing Agreement, dated July 12, 2002, between you and the undersigned (the "Financing Agreement").

You shall have the right at any time and from time to time, in your sole and conclusive discretion, to apply all or any part of the Subject Collateral to the Obligations, whether or not any of the foregoing shall then be due. The Subject Collateral need not be held by you in any specific account or in any specific manner, and may be commingled by you with your own property. So long as the undersigned continues to pay and perform all of the Obligations in accordance with their terms, you shall credit any unapplied Subject Collateral monthly with interest at a rate equal to two and one half percent (2.5%) below the JPMorgan Chase Bank N.A. prime rate in effect from time to time.

Except as expressly provided below and subject to any requirement of law that any part of the Subject Collateral may be required to be returned or paid over to any other party, you shall be obligated to return to the undersigned any portion thereof only upon the discharge in full of the Obligations, and the termination of any obligation you may have to extend any financial accommodations to the undersigned; provided that if, at the time you would otherwise be required to return all or any part of the Subject Collateral, you are aware of a claim which may be asserted against you for return of any payment previously received by you with respect to the Obligations, including your receipt of collateral or realization of any proceeds thereof, then notwithstanding that the Obligations may have been paid in full, you may retain the Subject Collateral to the extent of such claim, provided however that (i) within 10 days after your receiving notice of such claim, you advise us of the existence of such claim; (ii) you shall return the remaining Subject Collateral to us if we provide you with evidence satisfactory to you that such claim has been withdrawn or satisfied.

All rights and remedies granted to you by the undersigned with respect to Collateral under and as defined in the Financing Agreement shall apply to the Subject Collateral.

No invalidity or unenforceability of any of the Obligations or any collateral therefor or third-party liability with respect thereto, shall affect or be a defense to the obligations of the undersigned hereunder.

You agree to return the Subject Collateral to us upon our delivering to you internally prepared quarterly financial statements pursuant to Section 6.6 of the Financing Agreement showing that for the prior four consecutive quarters we had a net profit, as calculated under GAAP, and that as of the end of such period our Tangible Net Worth, as defined in the Financing Agreement, was at least $2,500,000 provided that as of the date of our delivery of such financial statement no Default had occurred under the Financing Agreement.

This agreement shall be governed and construed in accordance with the laws of the State of New York, is binding upon the undersigned, and its executors, administrators, successors and assigns, and shall inure to your benefit and the benefit of your successors and assigns. This agreement may not be changed or terminated except by a writing signed and subscribed by you. The undersigned, if more than one, shall be jointly and severally liable hereunder, and the term "undersigned" shall mean any one or more of them, if more than one.

Very truly yours,

SURGE COMPONENTS INC.

By:	/s/ Ira Levy
Name: Ira Levy
Title: President
Address: 95 East Jefryn Blvd., Deer Park, NY 11729